Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13D with respect to the Common Stock of ACELYRIN, Inc. dated as of April 30, 2025 is, and any further amendments thereto signed by each of the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k)(2) under the Securities Exchange Act of 1934, as amended.

Dated: April 30, 2025

MADISON AVENUE INTERNATIONAL LP

By:	/s/ Eli Samaha
Eli Samaha, as Manager of Madison Avenue GP, LLC, the General Partner of Madison Avenue International LP

MADISON AVENUE PARTNERS, LP

By:	/s/ Eli Samaha
Eli Samaha, as Managing Member of EMAI Management, LLC, the General Partner of Madison Avenue Partners, LP

EMAI MANAGEMENT, LLC

By:	/s/ Eli Samaha
Eli Samaha, as Managing Member

MADISON AVENUE GP, LLC

By:	/s/ Eli Samaha
Eli Samaha, as Manager

CARAWAY JACKSON INVESTMENTS, LLC

By:	/s/ Eli Samaha
Eli Samaha, as Member

ELI SAMAHA

/s/ Eli Samaha
Eli Samaha